ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT (this "Agreement") made as of the 30th day of December, 1999, by and between ImmuCell Corporation, a Delaware corporation having its principal place of business at 56 Evergreen Drive in Portland, Maine (the "Buyer") and AMBI Inc., a New York corporation having its principal place of business at 4 Manhattanville Road in Purchase, New York (the "Seller").

                           W I T N E S S E T H:

     WHEREAS, the Buyer desires to acquire from the Seller certain assets related to the Seller's product, "WIPE OUT<trademark> Dairy Wipes," upon the terms and conditions set forth in this Agreement; and

     WHEREAS, the Seller desires to sell to the Buyer certain assets related to the Seller's product, "WIPE OUT<trademark> Dairy Wipes," upon the terms and conditions set forth in this Agreement.

     NOW THEREFORE, for and in consideration of the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



                                 ARTICLE I
                                DEFINITIONS

     In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated below:

     1.1 AFFILIATE shall mean as to any party, an individual or entity controlling, controlled by or under common control with such party, now or in the future, including without limitation partnerships in which such party may invest as a limited or general partner.

     1.2     Assigned Contracts shall mean:

          (a) FermPro Manufacturing LP's agreement to fill orders from the Buyer on the same basis that FermPro previously filled orders from the Seller, dated December 22, 1999.

          (b) that certain Supply Agreement between the Seller and Nice-Pak Products, Inc. dated as of February 1, 1996 (the "Nice-Pak Agreement");

          (c) Useful Product Inc.'s agreement to provide warehousing and distribution services to the Buyer on the same basis that Useful Products previously provided services to the Seller, dated December 22, 1999; and

          (d) that certain Executive Call Centers-Inbound Telemarketing Service Agreement between the Seller and Executive Exchange, Inc. (n/k/a Abacus Communications LP) dated as of November 26, 1996.

     1.3     ENVIRONMENTAL SANITIZERS shall mean the use of Nisin
Preparations for application on hard surfaces, but not for application thereof on, in or with food or for food preservation.

     1.4 LICENSED PRODUCTS shall mean Environmental Sanitizers, Skin Sanitizers and Wipe Out.

     1.5 NISIN PREPARATIONS shall mean all products containing a measurable concentration of any form, variant or derivative of nisin.

     1.6 SKIN SANITIZERS shall mean the use of Nisin Preparations for topical application on human skin for cleansing purposes, but not for a prescription or over-the-counter drug for any specific indication.

     1.7 WIPE OUT shall mean towels impregnated with Nisin Preparations for use on bovine udders as a mastitis preventative, but not as a mastitis treatment such as an intramammary infusion, which are marketed by the Seller as WIPE OUT<trademark> Dairy Wipes.

                                ARTICLE II
                             PURCHASE AND SALE

     2.1 ACQUIRED ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article V hereof, the Seller shall sell, assign, transfer, and deliver to the Buyer, and the Buyer shall purchase, acquire, and take assignment and delivery of all of the following assets (all of which assets are hereinafter referred to collectively as the "Acquired Assets"):

          (a) the equipment described on SCHEDULE 2.1(A) hereto (the "Equipment") used in the manufacturing of nisin at the location designated on SCHEDULE 2.1(A) (the "Location");

          (b) all good and saleable inventory of Wipe Out (including raw materials, work-in-process and finished goods) with an expiration date of no earlier than January 31, 2000, contained at any of the Seller's warehouses, offices and other premises and at the Location (collectively, the "Inventory"). The Inventory shall be listed on a schedule to be prepared by the Seller, which shall be attached hereto and be deemed a part hereof as SCHEDULE 2.1(B) hereto;

          (c) any lists in the possession of the Seller that identify customers to whom sales of Licensed Products have been made during the previous three (3) years, all clinical trial data relating to the Licensed Products, all regulatory licenses and registrations relating to the Licensed Products, all formulae relating to the Licensed Products, all bills of materials and manufacturing documents relating to the Licensed Products (including but not limited to standard operating procedures), all quality control documents and specifications relating to the Licensed Products and the 1-(800) 376-WIPE phone number (collectively, the "Intangible Assets");

          (d) all operating supplies, packaging supplies and shipping materials relating to the Licensed Products (the "Supplies");

          (e)     the WIPE OUT and ONE STEP COW PREP trademarks listed in
SCHEDULE 2(E) (the "Trademarks");

          (f)     the Assigned Contracts; and

          (g)     pre-paid amounts under Section 7 of the Nice-Pak
Agreement.

     2.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Seller is not selling, and the Buyer is not purchasing pursuant to this Agreement, any assets of the Seller other than the Acquired Assets, and, without limitation, the term "Acquired Assets" shall not include:

          (a)     any cash of the Seller;

          (b) any accounts receivable of the Seller relating to the shipment of Wipe Out prior to the Effective Date (as hereinafter defined);

          (c)     any inventory of the Seller not referred to on SCHEDULE
2.1(B); or

          (d)     any other assets set forth as "Excluded Assets" on
SCHEDULE 2.2 hereto.

                                ARTICLE III
                              PURCHASE PRICE

     The Buyer shall pay to the Seller, as the aggregate purchase price for the Acquired Assets (the "Asset Purchase Price"), an amount equal to five hundred forty-eight thousand nine hundred seventy-three dollars ($548,973), subject to adjustment determined in accordance with Article VI hereof. The Asset Purchase Price shall be paid in the manner provided in SECTION 5.3(A) hereof and shall be allocated among the Acquired Assets in the manner set forth on SCHEDULE 3 hereto. The parties hereto covenant and agree that the allocations set forth on SCHEDULE 3 hereto were arrived at by arm's length negotiation and that neither of them will take a position on any tax return, before any governmental agency charged with the collection of any tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Article III without the written consent of the other party to this Agreement.

                                ARTICLE IV
                            EXCLUDED LIABILITIES

     Except for the assumption of obligations incurred by the Buyer from and after the Effective Date under the Assigned Contracts, the Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of the Seller, or any subsidiary or Affiliate thereof, or any claims against any of the foregoing of any kind, whether known or unknown, contingent, absolute or otherwise. Except for such obligations under the Assigned Contracts, the Seller shall forever defend, indemnify and hold harmless Buyer and its affiliates from and against any and all such liabilities in accordance with Article XIV hereof.

                                 ARTICLE V
                                  CLOSING

     5.1 TIME AND PLACE. The closing of the purchase and sale hereunder (the "Closing") shall take place at the offices of the Seller at 4 Manhattanville Road in Purchase, New York at 10:00 a.m. on December 30, 1999, or at such other place, time or date as the parties hereto may agree. The time and date of the Closing are herein called the "Closing Date." It is agreed that: (a) the effective date of the Closing shall be December 30, 1999 (the "Effective Date"); (b) all sales of Nisin Preparations and Licensed Products prior to the Effective Date shall be recorded by the Seller; and (c) all sales of Nisin Preparations and Licensed Products after the Effective Date shall be recorded by the Buyer.

     5.2 DOCUMENTS TO BE DELIVERED BY THE SELLER TO THE BUYER. At the Closing, the Seller will deliver to the Buyer:

          (a) a Warranty Bill of Sale from the Seller to the Buyer in substantially the form of EXHIBIT A;

          (b) a License and Sublicense Agreement between the Buyer and the Seller covering proprietary information and patents relating to the Licensed Products in substantially the form of EXHIBIT B (the "License Agreement");

          (c) an Assignment and Assumption Agreement between the Buyer and the Seller relating to the Assigned Contracts, in substantially the form of EXHIBIT C (the "Assignment and Assumption");

          (d) such other bills of sale, certificates of title, and other instruments of assignment or transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer good record and marketable title to all of the Acquired Assets, in each case subject to no Encumbrance (as hereinafter defined);

          (e) the Intangible Assets, including but not limited to all contracts, books, records and other data of the Seller relating to the Acquired Assets (except the Seller's minute and stock books and all other records which the Seller is required by law to keep in its possession);

          (f) a Supply Agreement between the Buyer and the Seller in substantially the form of EXHIBIT D (the "Supply Agreement");

          (g) a Trademark Assignment in substantially the form of EXHIBIT E (the "Trademark Assignment");

          (h) a certificate of an officer of the Seller certifying (i) as to the completeness and accuracy of the resolutions of the Board of Directors of the Seller approving and authorizing the execution and delivery of the Agreement and the performance by the Seller of the transactions contemplated by the Agreement, (ii) as to the accuracy of the Seller's representations and warranties at and as of the Closing Date, and
(iii) that the Seller has performed and complied with all of the terms and conditions to be performed and complied with by the Seller on or before the Closing Date;

          (i) an opinion of counsel to the Seller in form and substance satisfactory to the Buyer and to the Buyer's counsel; and

          (j) such other certificates and documents as the Buyer or its counsel may reasonably request.

     5.3 Payment and Documents to be Delivered by the Buyer to the Seller. At the Closing, the Buyer will deliver to the Seller:

          (a) a cashier's, certified or bank check payable to the order of, or wire transfer to an account designated by, the Seller in the amount of $424,000.00;

          (b) a certificate of the Buyer certifying (i) as to the accuracy of the Buyer's representations and warranties at and as of the Closing Date, and (ii) that the Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by the Buyer at or before the Closing;

          (c)     the License Agreement;

          (d)     the Assignment and Assumption; and

          (e)     the Supply Agreement.

     5.4     Payments Subsequent to Closing by the Buyer to the Seller.

          (a) On February 15, 2000, the Buyer will pay to the Seller by cashier's, certified or bank check payable to the order of, or wire transfer to an account designated by, the Seller the amount of $62,486.50; and

          (b) On March 31, 2000, the Buyer will pay to the Seller by cashier's, certified or bank check payable to the order of, or wire transfer to an account designated by, the Seller the amount of $62,486.50, subject to downward adjustment on a dollar for dollar basis for the cost per unit stated on SCHEDULE 2.1(B) of any finished goods referred to in such Schedule which have a February 2000 expiration date (approximately 611 cases of refills) and which are either not sold by the Buyer by the close of business on February 28, 2000 or are sold by the Buyer and returned by a customer due to short dating, and subject to further adjustment in accordance with SECTION 6.2.

                                ARTICLE VI
                                ADJUSTMENTS

     6.1 TAX ADJUSTMENTS. All personal property taxes with respect to the Acquired Assets shall be apportioned and shall be adjusted, as of the Effective Date, and the net amount thereof shall be added to or deducted from, as the case may be, that portion of the Asset Purchase Price paid by the Buyer on the Closing Date. If the amount of any item is not known at the time of Closing, it shall be apportioned on a basis which is agreed to by the Buyer and the Seller prior to the payment of the Asset Purchase Price with a reapportionment when definitive data is available. The Seller shall pay all sales, use, and other transfer taxes with respect to the sale and the Buyer's purchase of the Acquired Assets.

     6.2 INVENTORY ADJUSTMENT. On or before January 7, 2000, the Buyer and the Seller shall jointly prepare a statement (the "Inventory Statement") showing the actual value of the Inventory as of the Effective Date (the "Inventory Value"). In the event that the Buyer and the Seller, using their best efforts, are unable to agree upon the Inventory Value within seven (7) days following the Effective Date, or such additional period as may be agreed upon by them, the Buyer and the Seller shall submit a list of the disputed issues to KPMG LLP (the "Accounting Firm") for prompt resolution. The decision of the Accounting Firm shall be final and binding only as to the determination of the Inventory Value provided for in this SECTION 6.2. The parties agree that the Inventory Statement shall be prepared solely for the purpose of determining the post-closing adjustments, if any, to the Asset Purchase Price. The Buyer and the Seller shall each pay one-half of the costs and expenses of the Accounting Firm in resolving the disputed issues, if any. In the event that the Inventory Value set forth on the final Inventory Statement is less than the allocation to Inventory set forth on SCHEDULE 3, the aggregate Asset Purchase Price shall be decreased by the amount of the difference (the "Reduction Amount") and shall be deducted from the amount due from the Buyer to the Seller on March 31, 2000. If the Reduction Amount is greater than the amount due to the Seller on March 31, 2000, then the Seller shall promptly remit the difference to the Buyer. In the event that the Inventory Value set forth on the final Inventory Statement is greater than the allocation to Inventory set forth on SCHEDULE 3, the aggregate Asset Purchase Price shall be increased by the lesser of (a) the amount of the excess and (b) five thousand dollars ($5,000) and shall be paid by the Buyer to the Seller on March 31, 2000.

                                ARTICLE VII
                REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer, except as set forth in the appropriate corresponding section of the separate Disclosure Schedules which have been prepared by the Seller and delivered to the Buyer contemporaneously with the execution and delivery of this Agreement, as follows:

     7.1 ORGANIZATION OF THE SELLER; AUTHORITY. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to own or lease all of its properties and assets (including, without limitation, the Licensed Products and the Acquired Assets) and to carry on its business as it is now being conducted. The Board of Directors of the Seller has authorized and approved the transactions contemplated by the Agreement, and the Seller has the corporate power and is duly authorized to enter into this Agreement and all ancillary agreements, and to carry out the transactions, contemplated hereby. No other corporate proceedings of the Seller are necessary to authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of this Agreement and the License Agreement, the Warranty Bill of Sale, the Assignment and Assumption, the Supply Agreement and the Trademark Assignment (collectively, the "Other Agreements") has been duly executed and delivered by the Seller and constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

     7.2 NONCONTRAVENTION. Neither the execution and delivery of this Agreement or the Other Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance (as hereinafter defined) upon any property of the Seller (including, without limitation, any of the Licensed Products or Acquired Assets) pursuant to
(a) the charter documents or bylaws of the Seller, each as amended to date;
(b) any agreement or commitment to which the Seller is a party or by which the Seller or any of its properties or assets (including, without limitation, any of the Licensed Products or Acquired Assets) is bound, or to which the Seller or any of such properties or assets is subject; or (c) any statute, judgment, decree, order, regulation, or rule of any court or governmental authority applicable to the Seller.

     7.3 TITLE TO THE ACQUIRED ASSETS; INVENTORY. The Seller is the lawful owner of, has good and valid record and marketable title to, and has the full right to sell, convey, transfer, assign, and deliver the Acquired Assets, without any restrictions of any kind whatsoever. All of the Acquired Assets at the Closing will be free and clear of any security interest, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, or restrictions against the transfer or assignment thereof (collectively, "Encumbrances"), and as of the Closing there will be no filings in the U.S. Patent and Trademark Office, in any registry of deeds in any jurisdiction or under the Uniform Commercial Code or similar statute in any jurisdiction which create or perfect or which purport to create or perfect any Encumbrance in or on any of the Acquired Assets. At and as of the Closing, the Seller will convey the Acquired Assets to the Buyer by bills of sale, certificates of title, and instruments of assignment and transfer effective to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Encumbrances. The Inventory has been accounted for at the lower of cost (last in, first out) or market and represents items that are of merchantable quality and fit for the use intended.

     7.4 LITIGATION, ETC. There is no claim, action, suit, proceeding, or investigation pending or to Seller's knowledge threatened, relating to or affecting any of the Acquired Assets or Licensed Products or relating to or affecting the activities of the Seller carried on with any of the Acquired Assets or Licensed Products, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby, nor is there any basis for any such claim, action, suit, proceeding, or investigation. There is no claim, action, suit or proceeding pending or to Seller's knowledge threatened or proposed in any manner relating to the any of the Assigned Contracts.

     7.5     ABSENCE OF CHANGES.   Since September 30, 1999, there has been
no material change in the business, prospects, results of operations, assets, or the conduct of business of the Seller relating to any of the Acquired Assets, Licensed Products or Nisin Preparations, other than changes in the ordinary course of business.

     7.6 CONFORMITY TO LAW. The Seller has materially complied with, and is in material compliance with, (a) all laws, statutes, governmental regulations, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, or similar commands applicable to any of the Acquired Assets, Licensed Products or Nisin Preparations (including, without limitation, any labor, environmental, occupational health, zoning, or other law, regulation, or ordinance); and (b) all terms and provisions of all material contracts, agreements, and indentures to which the Seller is a party relating to the Acquired Assets, Licensed Products or Nisin Preparations (including but not limited to the Assigned Contracts), or by which the Seller or any of the Acquired Assets, Licensed Products or Nisin Preparations is subject. The Seller has not committed, been charged with, or been under investigation with respect to, nor to Seller's knowledge does there exist, any violation of any provision of any federal, state, or local law or administrative regulation in respect of any of the Acquired Assets, Licensed Products or Nisin Preparations.

     7.7 BROKERS; COMMISSIONS. The Seller has not retained, utilized, or been represented by any broker or finder in connection with the transactions contemplated by this Agreement. The Seller does not owe nor will it owe any commissions to any broker, agent or customer of the Seller, and the Seller is not obligated to pay any other amounts to or perform other obligations (other than routine servicing of customer accounts) for any broker, agent or customer of the Seller.

     7.8 PATENTS, TRADEMARKS, ETC. Set forth on Exhibit C to the License Agreement is a complete and accurate list of all patents and patent applications owned or licensed by or to the Seller relating to the Acquired Assets and the Licensed Products, and set forth on SCHEDULE 2.1(E) hereto is a complete list of all trademarks, trademarks and service marks owned by the Seller relating to the Acquired Assets and the Licensed Products (collectively, the "Intellectual Property"). Except as set forth on
SCHEDULE 7.8, the Seller has the sole and exclusive right to the use of the Intellectual Property. The Seller has no knowledge of any claims or demands of any other person, firm or corporation pertaining to the Intellectual Property and the rights thereunder. No proceedings have been instituted or are pending or to the knowledge of the Seller are threatened, which challenge the right of the Seller in respect thereof, and none of the issued patents, trademark registrations, trade names or service marks included in the Intellectual Property to the knowledge of the Seller infringes on the rights of others or are being infringed by others and none is subject to any outstanding order, decree, judgement, stipulation or agreement restricting the scope or the use thereof. All licenses are valid and in full force and effect, and neither the Seller nor the other parties thereto has breached any material provision of and nor is in default in any material respect under the terms of any such license. SCHEDULE 7.8 correctly identifies any such license which requires the consent of any person to the consummation of the transactions contemplated thereby and hereby.

     7.9     Suppliers and Customers.

          (a) Set forth on SCHEDULE 7.9 is a true and correct list of all customers who have purchased Wipe Out from the Seller, and the Seller has identified thereon those customers it considers to be the twenty (20) largest purchasers (by dollar volume) of Wipe Out in the past two (2) years. There has been no recent materially adverse change in the Seller's relations with any such customers.

          (b) Set forth on SCHEDULE 7.9 is a list of the six (6) largest suppliers (by dollar volume) to AMBI of products and services relating to the Licensed Products.

     7.10 GOVERNMENT PERMITS. Set forth on SCHEDULE 7.10 is a complete and accurate list and description of all material permits, licenses, orders and other authorizations and approvals of all federal, state, local or foreign governmental or regulatory bodies (collectively "Government Permits") used or required in the conduct of the business of the Seller as such business relates to the manufacturing and sale of Nisin Preparations or of any Licensed Product. The Seller has and is in substantial compliance with all such Government Permits; all such Government Permits are in full force and effect and no suspension or cancellation nor any proposed adverse modification of any of them is pending or, to the knowledge of the Seller, threatened. No consent of any governmental or regulatory body issuing such Government Permits is necessary for the consummation of the transactions contemplated by this Agreement. The consummation of the transactions contemplated hereby will not result in the suspension, cancellation or modification of any Government Permit carried or obtained by the Seller. As of the Closing, the Buyer will file for its own Labeler Code and Drug Product Listing with the U.S. Food and Drug Administration.

     7.11 ASSIGNED CONTRACTS. Each of the Assigned Contracts is valid and in full force and effect, and neither the Seller nor the other parties thereto has breached any material provision of nor is in default in any material respect under the terms of any Assigned Contract. As of the Effective Date, the Recovered Amount (as such term is defined in the Nice-Pak Agreement) will not exceed fifty-six thousand dollars ($56,000).

     7.12 CONSENTS OF THIRD PARTIES. Except as set forth on SCHEDULE 7.12, the Seller has no obligation to secure any consent from any third party, pursuant to any Assigned Contract or otherwise, in order to permit the consummation of the transactions contemplated by this Agreement.

     7.13 INSURANCE. Set forth in SCHEDULE 7.13 is a complete and accurate list of all insurance policies maintained by AMBI regarding Wipe Out setting forth, with respect to each such policy, (a) the types and amounts of coverage, (b) the name of the insurer and (c) a brief description of all claims or possible claims as to which the insurer was given notice thereunder since January 1, 1994. The Seller shall deliver to the Buyer at the Closing a certificate of insurance showing insured coverage for WIPE OUT and named locations of Nice-Pak, FermPro and Useful Products.

     7.14 DISCLOSURE. No representation or warranty by the Seller in this Agreement or in any exhibit or schedule delivered or to be delivered to the Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

                               ARTICLE VIII
                REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller as follows:

     8.1 ORGANIZATION OF THE BUYER; AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Board of Directors of the Buyer has authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby, and the Buyer has corporate power and is duly authorized to consummate the transactions contemplated by this Agreement. Each of this Agreement and the Other Agreements to which the Buyer is a party has been duly executed and delivered by the Buyer and constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

     8.2 NONCONTRAVENTION. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens upon any property of the Buyer pursuant to (a) the charter documents or bylaws of the Buyer, each as amended to date; (b) any agreement or commitment to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties or assets is subject; or (c) any statute or any judgment, decree, order, regulation, or rule of any court or governmental authority applicable to the Buyer.

     8.3 BROKERS. The Buyer has not retained, utilized, or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

                                ARTICLE IX
                          COVENANTS OF THE SELLER

     The Seller covenants and agrees with Buyer as follows:

     9.1 ACCESS TO INFORMATION AND DOCUMENTS. Prior to the Closing, the Seller will give to the Buyer and to its agents and representatives reasonable access during normal working hours to any and all of the properties, assets, books, records and other documents of the Seller relating to the Acquired Assets, the Licensed Products and the Nisin Preparations.

     9.2 CONDUCT OF BUSINESS PENDING CLOSING. From the date hereof until the Effective Date, except as consented to by the Buyer in writing:

          (a) the Seller will carry on its business and operations in a good and diligent manner and substantially in the manner carried on as of the date hereof;

          (b) the Seller will continue to maintain all of its existing insurance coverage;

          (c) the Seller will maintain the Acquired Assets in working order and good condition, ordinary wear and tear excepted; and

          (d) the Seller will use commercially reasonable efforts consistent with its past practices to preserve its business intact as it relates to the Acquired Assets, the Licensed Products and the Nisin Preparations and to preserve for the Buyer its relationships with Wipe Out customers and others.

     In the event that the Seller does not comply with any of the covenants set forth in this Section 9.2, the Buyer's sole remedy shall be to terminate this Agreement pursuant to the provisions of Article XIV.

                                 ARTICLE X
                    CONDITIONS PRECEDENT OF THE SELLER

     The obligations of the Seller to sell the Acquired Assets to the Buyer are subject to the fulfillment prior to or at the Closing of the following conditions:

     10.1 REPRESENTATIONS AND WARRANTIES OF THE BUYER. There shall not be any material error, misstatement or omission in the representations and warranties made by the Buyer in this Agreement; all representations and warranties by the Buyer contained in this Agreement, or in any written statement delivered by the Buyer to the Seller pursuant to this Agreement, shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except to the extent, if any, that the Seller shall waive the same), and the Seller shall have received at the Closing a certificate to that effect dated the Closing Date and executed on behalf of the Buyer by a duly authorized executive officer.

     10.2 PERFORMANCE BY THE BUYER. The Buyer shall have performed and complied with all terms, provisions and conditions of this Agreement to be performed and complied with by the Buyer at or before the Closing.

                                ARTICLE XI
                     CONDITIONS PRECEDENT OF THE BUYER

     The obligation of the Buyer to purchase the Acquired Assets from the Seller is subject to the fulfillment prior to or at the Closing of the following conditions:

     11.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER. There shall not be any material error, misstatement or omission in the representations and warranties made by the Seller in this Agreement; all representations and warranties by the Seller contained in this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except to the extent, if any, the Buyer shall waive the same), and the Buyer shall have received at the Closing a certificate to that effect dated the Closing date and executed on behalf of the Seller by a duly authorized executive officer.

     11.2 PERFORMANCE BY THE SELLER. The Seller shall have performed and complied with all terms, provisions, conditions and covenants of this Agreement to be performed and complied with by the Seller at or before the Closing.

     11.3 PHYSICAL PROPERTIES. The Buyer has completed a satisfactory inspection of the Acquired Assets. There shall have, since the date of such satisfactory inspection, occurred no material damage to or destruction or loss of (whether or not covered by insurance) any of the Acquired Assets.

     11.4 THIRD-PARTY CONSENTS. The parties shall have obtained all third-party consents necessary or required for the consummation of the transactions contemplated hereby, if any.

     11.5 RECOVERED AMOUNT. The Recovered Amount (as such term is defined in the Nice-Pak Agreement) shall not exceed fifty-six thousand dollars ($56,000).

                                ARTICLE XII
                              INDEMNIFICATION

     12.1 INDEMNITY OF THE BUYER. The Seller agrees to indemnify and hold the Buyer harmless from and with respect to any and all claims, liabilities, losses, damages, costs, and expenses, including, without limitation, the reasonable fees and disbursements of counsel ("Losses"), related to or arising directly or indirectly out of any of the following:

          (a) any inaccuracies in any representation or warranty made by the Seller in or pursuant to this Agreement, or any failure or breach by the Seller of any covenant, obligation, or undertaking made by the Seller in this Agreement; and

          (b) any and all claims, liabilities, and obligations arising out of the operation of the Acquired Assets and the manufacturing or sale of the Licensed Products at any time on or prior to the Closing Date, or any other business carried on by the Seller at any time prior to or after the Closing Date.

     12.2 INDEMNITY OF THE SELLER. The Buyer agrees to indemnify and hold the Seller harmless from and with respect to any and all Losses related to or arising directly or indirectly out of any of the following:

          (a) any and all product liability claims relating to the sale by the Buyer of the Licensed Products after the Closing Date; and

          (b) any inaccuracies in any representation or warranty made by the Buyer in or pursuant to this Agreement, or any failure or breach by the Buyer of any covenant, obligation, or undertaking made by the Buyer in this Agreement.

     12.3     CLAIMS.

          (a) In the event that a party desires to make a claim (a "Claiming Party") against another party (an "Indemnifying Party") under
Section 12.1 or Section 12.2 hereof in connection with any action, suit, proceeding, or demand at any time instituted against or made upon such Claiming Party or otherwise for any Losses for which such Claiming Party may seek indemnification hereunder (a "Claim"), such Claiming Party shall notify the Indemnifying Party of such Claim and of its claim of indemnification with respect thereto, provided that failure of the Claiming Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article XII except to the extent, if at all, that the Indemnifying Party shall have been prejudiced thereby. Upon receipt of such notice from the Claiming Party, the Indemnifying Party shall be entitled to participate in the defense of such Claim. The Indemnifying Party may assume the defense of such Claim, and in the case of such an assumption, the Indemnifying Party shall have the authority to negotiate, compromise, and settle such Claim.

          The Claiming Party shall retain the right to employ its own counsel and to participate in the defense of any Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Claiming Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation, unless a conflict of interest makes separate representation by the Claiming Party's own counsel advisable, in which case the Seller shall pay such counsel's reasonable fees and expenses.

          (b)     In the event of any Claims under Section 12.1 or Section
12.2 hereof, the Claiming Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Claim. The Indemnifying Party shall respond in writing to such Claim within thirty
(30) days of receipt thereof.

     12.4 THRESHOLD AMOUNT; LIMITATION ON AMOUNT. Buyer or Seller, as the case may be, shall be entitled to indemnification hereunder only when the aggregate of all Losses suffered by Buyer or Seller, as the case may be, with respect to which Buyer and Seller, as the case may be, would otherwise be entitled to indemnification hereunder exceeds $10,000 (the "Threshold Amount"), after which Buyer or Seller, as the case may be, shall be entitled to indemnification for any Losses in excess of the Threshold Amount, except (i) that the Threshold Amount limitation provided for in this Section 12.4 does not apply to indemnification claims in respect of the Excluded Liabilities described in Article IV, and (ii) in no event shall the aggregate amount of liability of the Seller for its representations, warranties and indemnities provided by the Seller, on the one hand, or the aggregate amount of liability of the Buyer for its representations, warranties and indemnities provided by the Buyer, on the other hand, under this Agreement and the License Agreement exceed $548,973.

     12.5 OTHER LIMITATIONS. No indemnification shall be payable with respect to claims asserted under Sections 12.1 or 12.2 of this Agreement based upon inaccuracies of the representations or warranties contained in this Agreement, and no other recovery shall be sought for any Losses based upon inaccuracies of the representations or warranties contained in this Agreement, if asserted after April 1, 2001, provided, however, that the foregoing limitation shall not apply in respect of any action brought for fraud with an actual intent to deceive.

                               ARTICLE XIII
                          COVENANT-NOT-TO-COMPETE

     13.1 NON-COMPETITION. From the Effective Date, and for a period of five (5) years thereafter, the Seller and its Affiliates will not (a) directly or indirectly engage in any business or undertaking directly or indirectly competitive with the commercial manufacture and sale of Wipe Out anywhere in the world, (b) engage in any business or undertaking that uses nisin-based preparations to compete with Environmental Sanitizers or Skin Sanitizers, (c) directly or indirectly, provide consulting services for the purpose of assisting any person or entity in engaging in any business or undertaking that is prohibited to AMBI under (a) or (b) above, or (d) be an investor in any entity whose principal business is prohibited to AMBI under
(a) or (b) above. Nothing herein shall impair or limit AMBI's right to manufacture, sell, license or otherwise deal in or with prescription or OTC drugs, dietary supplements, or medical foods, whether or not such drugs, supplements or foods use or incorporate Nisin Preparations, or to sell or otherwise dispose of the business of manufacturing, selling, licensing or otherwise dealing in or with prescription or OTC drugs, dietary supplements, or medical foods, whether or not such drugs, dietary supplements, or medical foods use or incorporate Nisin Preparations.

     13.2 AGREEMENT AS TO SCOPE. THE PARTIES AGREE THAT THE TIME PERIOD AND GEOGRAPHICAL AREA OF NON-COMPETITION SPECIFIED ABOVE ARE REASONABLE AND NECESSARY IN LIGHT OF THE TRANSACTIONS ENTERED INTO UNDER THIS AGREEMENT. If, however, it shall be determined at any time by a court of competent jurisdiction that either the time period restriction or the geographical area restriction, or both, are invalid or unenforceable, the parties agree that any such restriction determined to be invalid or unenforceable shall be deemed so amended as to make such restriction valid and enforceable in the determination of said court, and such restriction, as so amended, shall be enforceable between the parties to the same extent as if such amendment had been made as of the date of this Agreement.

     13.3     NO AGENCY.   The Seller shall have no authority or power to
act on behalf or in the name of the Buyer or any of its Affiliates or to bind the Buyer or any of its Affiliates.

     13.4 SPECIFIC ENFORCEMENT. THE PARTIES ACKNOWLEDGE THAT THE BUYER WOULD BE IRREPARABLY DAMAGED AND THERE WOULD BE NO ADEQUATE REMEDY AT LAW FOR THE SELLER'S BREACH OF THIS ARTICLE XIII AND, ACCORDINGLY, THE TERMS OF THIS ARTICLE XIII SHALL BE SPECIFICALLY ENFORCED. THE SELLER HEREBY CONSENTS TO THE ENTRY OF ANY TEMPORARY RESTRAINING ORDER OR PRELIMINARY OR EX PARTE INJUNCTION, IN ADDITION TO ANY OTHER REMEDIES AVAILABLE AT LAW OR IN EQUITY, TO ENFORCE THE PROVISIONS OF THIS ARTICLE XIII.

                                ARTICLE XIV
                                TERMINATION

     This Agreement may be terminated as follows:

     14.1 TERMINATION BY THE BUYER. The Buyer may, with no liability to the Seller, terminate this Agreement by notice to Seller (a) at any time prior to the Closing if default shall be made by Seller in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller that cannot be cured at or prior to the Closing, or (b) at the scheduled time of the Closing if any of the conditions precedent to the performance of the Buyer's obligations pursuant to this Agreement shall not have been fulfilled.

     14.2 TERMINATION BY THE SELLER. The Seller may, with no liability to the Buyer, terminate this Agreement by notice to the Buyer (a) at any time prior to the Closing if default shall be made by the Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by the Buyer that cannot be cured at or prior to the Closing, or (b) at the scheduled time of the Closing if any of the conditions precedent to the performance of the Seller's obligations pursuant to this Agreement shall not have been fulfilled.

     14.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to this Article XIV, this Agreement shall no longer be of any force or effect, and there shall be no liability in relation to this Agreement on the part of any party or its respective directors, officers or shareholders except, in the case of termination because of a material default or material breach resulting from the willful fault of another party. If this Agreement shall be terminated, each party will (a) redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby to the party furnishing the same, and (b) destroy all documents, work papers and other materials developed by its agents and employees in connection with the transactions contemplated hereby which embody confidential information furnished by any party hereto, or deliver such documents, work papers and other materials to the party furnishing the same.

                                ARTICLE XV
                               MISCELLANEOUS

     15.1 EXPENSES. All expenses of the preparation, execution, and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisors' fees and disbursements, shall be borne by the party incurring such expenses.

     15.2 NOTICES. All notices, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or if (a) mailed by certified mail, return receipt requested, postage prepaid, (b) sent by nationally recognized overnight courier service or (c) sent by facsimile, as follows:

     If to the Seller, to:

     AMBI Inc.
     4 Manhattanville Road
     Purchase, NY  10577

     Attention:  Benjamin Sporn, Esq.
     Fax:  914-696-0860

     with a copy to:

     Oscar D. Folger, Esq.
     521 Fifth Avenue, 24th Floor
     New York, NY  10175

     Fax:  212- 697-7833



     If to the Buyer, to:

     ImmuCell Corporation
     56 Evergreen Drive
     Portland, ME  04103

     Attention:  Mr. Michael F. Brigham
     Fax:  207-878-2117

     with a copy to:

     Day, Berry & Howard LLP
     260 Franklin Street
     Boston, MA 02110

     Attention: Jeffrey A. Clopeck, Esq.
     Fax: 617.345.4745

     15.3 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto and the License Agreement, contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

     15.4 GOVERNING LAW. The validity and construction of this Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law provisions.

     15.5 JURISDICTION AND VENUE. The parties agree not to contest personal jurisdiction and further agree that any action initiated relating to this Agreement shall be filed in the United States District Court for the Southern District of New York.

     15.6 SECTIONS AND SECTION HEADINGS. All enumerated subdivisions of this Agreement are herein referred to as "article," "section" or "subsection." The headings of articles, sections and subsections are for convenience of reference only and shall not limit or control the meaning thereof.

     15.7 ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 15.7 shall prevent the Buyer, without the consent of the Seller, from transferring or assigning this Agreement or its rights or obligations hereunder to an Affiliate of the Buyer.

     15.8 SURVIVAL AND MATERIALITY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties hereto contained in this Agreement shall be deemed to have been relied on by the Buyer and shall survive the Closing for all written claims made by either party on or before April 1, 2001.

     15.9 FURTHER ASSURANCES. From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such further instruments of conveyance and transfer and take such other actions as the Buyer may reasonably require to more effectively convey and transfer any of the Acquired Assets to the Buyer. The Seller and the Buyer shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement, and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

     15.10 PUBLIC ANNOUNCEMENTS. Except as may be required by applicable law, no party to this Agreement shall, nor shall such party permit its Affiliates to, make any announcement to the general public in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto.

     15.11 NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation, other than the Seller and the Buyer and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     15.12 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



               [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as an instrument under seal as of the date and year first above written.

                                         AMBI INC.

                                         By: /s/Gerald A. Shapiro

                                         Name: Gerald A. Shapiro

                                         Title: Vice President


                                         IMMUCELL CORPORATION

                                         By: /s/Michael F. Brigham

                                         Name: Michael F. Brigham

                                         Title: Vice President and
                                                Chief Fiancial Officer

               Schedules and Exhibits Omitted in Accordance
                   with Item 601(b)(2) of Regulation S-K


     ImmuCell will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request; provided, however, that ImmuCell may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.


Exhibit A       Form of Warranty Bill of Sale
Exhibit B       Form of License and Sublicense Agreement
Exhibit C       Form of Assignment and Assumption Agreement
Exhibit D       Form of Supply Agreement
Exhibit E       Form of Trademark Assignment
Schedule 2.1(a) Equipment; Location
Schedule 2.1(b) Inventory
Schedule 2.1(e) Trademarks
Schedule 2.2    Excluded Assets
Schedule 3      Allocation of Purchase Price
Schedule 7.8    Intellectual Property
Schedule 7.9    Customers and Suppliers
Schedule 7.10   Government Permits
Schedule 7.12   Consents of Third Parties
Schedule 7.13   Insurance